Exhibit 99.3
On September 6, 2006, Tom Lacey, Chairman and CEO of International DisplayWorks, Inc., sent the following electronic mail communication to the customers of International DisplayWorks.
Dear Valued IDW Customer,
You may have seen the recent exciting news today that Flextronics agreed to acquire IDW. If the transaction is approved by our stockholders, IDW will become a wholly owned business unit of Flextronics. This single business unit is expected to be comprised of IDW’s LCD operations, Flextronics’ camera module, TV tuner, and wi-fi groups. This new business unit will employee approximately 8,000 people across 6 factory locations, and presents tremendous synergy and growth opportunities. We are very excited as this opportunity enables us to deliver a wider range of products and capabilities to our customers.
In summary, we are very excited about this new business arrangement but want to insure to you, our valued customer, that we will not lose focus on the display business we currently have with you. We will not lose sight of our dedication to the small form factor display business, and in fact will grow this business.
Until this transaction is approved, please understand that for now it is business as usual. For the future, we become a larger entity even better equipped to support you for your future business needs.
Thanks for your continued business and support of IDW and IDW products!
If you have any questions or comments, as always, don’t hesitate to contact either of us.
Sincerely,

Tom Lacey	Steve Gerisch
Chairman and CEO, IDW	VP of Sales, IDW

Additional Information and Where to find it:
 In connection with the proposed merger, Flextronics intends to file with the Securities and Exchange Commission a registration statement on Form S-4 that will contain a Proxy Statement/Prospectus. Investors and security holders are urged to read the Registration Statement and the Proxy Statement/Prospectus carefully when they become available because they will contain important information about Flextronics, IDW and the acquisition. The Proxy Statement/Prospectus and other relevant materials (when they become available), and any other documents filed with the SEC, may be obtained free of charge at the SEC’s web site www.sec.gov. In addition, investors and security holders may obtain a free copy of other documents filed by Flextronics or IDW by directing a written request, as appropriate, to International DisplayWorks, Inc.,1613 Santa Clara Drive, Suite 100, Roseville, CA 95661, Attention:
Corporate Secretary, or to Flextronics’s U.S. offices at 2090 Fortune Drive, San Jose, CA 95131, Attention: Investor Relations. Investors and security holders are urged to read the Proxy Statement/Prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed acquisition.
Participants in the Solicitation:
IDW and its directors and executive officers, and Flextronics and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of IDW in connection with the proposed acquisition. Information regarding the special interests of these directors and executive officers in the proposed transaction will be included in the Proxy Statement/Prospectus referred to above. Additional information regarding the directors and executive officers of Flextronics is also included in Flextronics’ proxy statement (form DEF14A) for the 2006 annual general meeting of Flextronics shareholders, which was filed with the SEC on July 31, 2006. This document is available free of charge at the SEC’s website (www.sec.gov) and by contacting Flextronics Investor Relations at Flextronicsinvestorrelations@flextronics.com.